FREE WRITING PROSPECTUS Dated November 6, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-09

*Full Pricing Details* $1.001B World Omni Prime Auto Loan (WOART 2026-D)

Joint Bookrunners: Truist (str), Mizuho, TD, Wells Fargo

Co Managers: M&T Securities, PNC Capital Markets LLC, Siebert Williams Shank & Co., LLC

Capital Structure

CLS	Size($mm)	WAL	S/F*	P. WIN	E. Final	L. Final	BMRK	Spread	Yield%	CPN%	$Price
A-1	194.100	0.25	A-1+/F1+	01-06	05/2027	11/2027	I-CURVE	+14	4.246	4.246	100.00000
A-2A	305.150	1.11	AAA/AAA	06-21	08/2028	01/2030	I-CURVE	+41	4.752	4.70	99.99400
A-2B	48.000	1.11	AAA/AAA	06-21	08/2028	01/2030	SOFR30A	+41	---	---	100.00000
A-3	353.150	2.62	AAA/AAA	21-45	08/2030	01/2032	I-CURVE	+47	5.026	4.97	99.98989
A-4	55.450	3.74	AAA/AAA	45-45	08/2030	08/2032	I-CURVE	+49	5.093	5.03	99.96677
B	30.020	3.74	AA/AA	45-45	08/2030	09/2032	I-CURVE	+65	5.253	5.19	99.97830
C	15.010	3.74	A/A	45-45	08/2030	12/2033	I-CURVE	+75	5.353	5.29	99.98565

 *Minimum Expected SF Ratings

Transaction Details

- Size	:	$1,000,880,000
- Format	:	SEC Registered	- Pricing Speed	:	1.3% ABS to 10% Call
- Exp Pricing	:	PRICED	- RR Compliance	:	US-Yes; EU-No; UK-No
- Exp Settle	:	11/18/2026	- Min Denoms	:	$1k x $1k
- First Pay	:	12/15/2026	- ERISA	:	Yes (See Prelim)
- Ticker	:	WOART 2026-D	- Exp Ratings	:	S&P, Fitch
- B&D	:	Truist Securities

Available Information

- Prelim Prospectus	:	Attached
- FWP	:	Attached

- IntexNet/CDI	:	Attached
> Dealname	:	xwoar26d
> Password	:	22K9

- DealRoadshow URL	:	https://dealroadshow.com
> Entry Code	:	WOART-2026-D (Case Sensitive)
> Direct Link	:	https://dealroadshow.finsight.com/e/WOART-2026-D
> Company Calls	:	Company is available for conference calls upon request

Security Identifiers

CUSIP | ISIN

- Class A-1	98165BAA8 | US98165BAA89
- Class A-2A	98165BAB6 | US98165BAB62
- Class A-2B	98165BAC4 | US98165BAC46
- Class A-3	98165BAD2 | US98165BAD29
- Class A-4	98165BAE0 | US98165BAE02
- Class B	98165BAF7 | US98165BAF76
- Class C	98165BAG5 | US98165BAG59

Disclaimer:

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-685-4786.